Exhibit 99.1

Corebridge Financial Announces Keith Gubbay and Colin J. Parris Appointed to Board of Directors

HOUSTON – January 13, 2025 – Corebridge Financial (NYSE: CRBG) today announced that Keith Gubbay and Colin J. Parris have joined its Board of Directors. With these appointments, the Corebridge Financial Board of Directors now consists of 13 members.

“We are pleased to welcome two very strong additions to our Board,” said Alan Colberg, Chair of the Board of Corebridge Financial.  “Keith and Colin bring deep business experience as well as significant technical expertise and strategic insight that will be extremely valuable for Corebridge as our company continues to innovate, execute, and deliver for stakeholders.”

Mr. Gubbay’s appointment follows and results from Nippon Life Insurance Company’s acquisition of a 21.6% equity interest in Corebridge Financial. He most recently served as Chairman of Resolution Life Group’s US businesses, a position he held until December 2024. Mr. Gubbay joined Resolution in 2014 to establish and help lead its US business and served as President and Chief Actuarial Officer as well as Chief Executive Officer of Resolution Life, US. Prior to joining Resolution, Mr. Gubbay held senior roles with Sun Life, ING Americas and Whitehall Financial Group. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Dr. Parris is a former Senior Vice President and Chief Technology Officer at GE Digital and Senior Corporate Officer of the GE Corporation, a position he held from May 2020 to April 2024. Before spending a decade with GE, he spent twenty years at IBM in a variety of executive roles, serving most recently as Vice President, Systems Research in the IBM T.J. Watson Research Division and General Manager of the IBM Power Systems Division. He has an extensive technology background with significant experience in software and digital transformation and is a member of the National Academy of Engineering. Dr. Parris currently serves on the board of directors for technology firms APTIV and Diebold Nixdorf.

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About Corebridge Financial

Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $410 billion in assets under management and administration as of September 30, 2024, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn, YouTube and Instagram.

Contacts
Işıl Müderrisoğlu (Investors): investorrelations@corebridgefinancial.com
Matt Ward (Media): media.contact@corebridgefinancial.com